Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Fred Meyer, Inc. (the "Registrant") on Form S-8 of our report dated March 12, 1997, appearing in the Annual Report on Form 10-K of Fred Meyer, Inc., a Delaware corporation renamed FM Stores, Inc. and a subsidiary of the Registrant, for the year ended February 1, 1997, as amended by Forms 10-K/A dated May 20, 1997 and August 6, 1997.




DELOITTE & TOUCHE LLP

September 9, 1997